EXHIBIT 99.1

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Mel Scott	Andre Walker
713-570-4553	713-830-8775
scottm@calpine.com	andrew@calpine.com

Calpine Draws $725 Million Under Its Master Credit Agreement

(HOUSTON, Texas and SAN JOSE, Calif.) – Oct.1, 2008 – Calpine Corporation (NYSE:CPN) announced today it is drawing approximately $725 million under its $1 billion Senior Secured Revolving Facility under its Exit Financing, which expires in March 29, 2014.

“This draw is a proactive financial decision to preserve our liquidity by increasing our cash position during this period of uncertainty in the capital markets,” said Zamir Rauf, interim executive vice president and chief financial officer.  “This draw is not being made to satisfy any near-term needs but to enhance the quality of our liquidity.”

With this draw, the company expects to have an estimated $1.265 billion of corporate unrestricted cash on Oct. 1, 2008, as reflected in the table below:

($mm)
Corporate Unrestricted Cash(1)(2)	$1,250
Revolver / LC Availability	15
Liquidity (current)(3)	1,265

(1)	Pro forma for $725 million revolver draw.
(2)	Excludes balances subject to project finance facilities and lease agreements of approximately $246 million which would be included in cash and cash equivalents, the most comparable GAAP measure.
(3)	Does not include $350 million of contingent liquidity from the Knock-In and Contingent Commodity Revolver facilities.

About Calpine
Calpine Corporation is helping meet the needs of an economy that demands more and cleaner sources of electricity.  Founded in 1984, Calpine is a major U.S. power company, currently capable of delivering nearly 24,000 megawatts of clean, cost-effective, reliable, and fuel-efficient electricity to customers and communities in 16 states in the United States. The Company operates low-carbon, natural gas-fired, and renewable geothermal power plants. Using advanced technologies, Calpine generates electricity in a reliable and environmentally responsible manner for the customers and communities it serves. Please visit www.calpine.com for more information.

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Calpine Draws $725 Million Under Its Master Credit Agreement

Oct. 1, 2008

 Forward Looking Information

In addition to historical information, this release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will” and similar expressions identify forward-looking statements. Such statements include, among others, those concerning expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: (i) Calpine’s ability to implement its business plan; (ii) financial results that may be volatile and may not reflect historical trends; (iii) seasonal fluctuations of results and exposure to variations in weather patterns; (iv) potential volatility in earnings associated with fluctuations in prices for commodities such as natural gas and power; (v) ability to manage liquidity needs and comply with covenants related to its exit credit facility and other existing financing obligations; (vi) Calpine’s ability to complete the implementation of its Plan of Reorganization and the discharge of its chapter 11 cases including successfully resolving any remaining claims; (vii) disruptions in or limitations on the transportation of natural gas and transmission of electricity; (viii) the expiration or termination of power purchase agreements and the related results on revenues; (ix) risks associated with the operation of power plants including unscheduled outages; (x) factors that impact the output of Calpine’s geothermal resources and generation facilities, including unusual or unexpected steam field well and pipeline maintenance and variables associated with the waste water injection projects that supply added water to the steam reservoir; (xi) risks associated with power project development and construction activities; (xii) ability to attract, retain and motivate key employees including filling certain significant positions within Calpine’s management team; (xiii) ability to attract and retain customers and counterparties; (xiv) competition; (xv) risks associated with marketing and selling power from plants in the evolving energy markets; (xvi) present and possible future claims, litigation and enforcement actions; (xvii) effects of the application of laws or regulations, including changes in laws or regulations or the interpretation thereof; and (xviii) other risks identified from time-to-time in Calpine’s reports and registration statements filed with the SEC, including, without limitation, the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2007. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements and Calpine undertakes no obligation to update any such statements. Unless specified otherwise, all information set forth in this release is as of today's date and Calpine undertakes no duty to update this information. For additional information about Calpine's chapter 11 reorganization or general business operations, please refer to Calpine's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and any other recent Calpine report to the Securities and Exchange Commission. These filings are available by visiting the Securities and Exchange Commission's website at www.sec.gov or Calpine's website at www.calpine.com.

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